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May 1, 2020

PG&E Corporation Reports First-Quarter 2020 Financial Results

•Recorded GAAP earnings were $0.57 per share for the first quarter of 2020, compared to earnings of $0.25 per share for the same period in 2019.
•Non-GAAP core earnings were $0.89 per share for the first quarter of 2020, compared to $1.04 per share for the same period in 2019.

SAN FRANCISCO — PG&E Corporation (NYSE: PCG) recorded first-quarter 2020 income available for common shareholders of $371 million, or $0.57 per share, as reported in accordance with generally accepted accounting principles (GAAP). This compares with income available for common shareholders of $136 million, or $0.25 per share, for the first quarter of 2019.

GAAP results include non-core items that management does not consider representative of ongoing earnings, which totaled $205 million after-tax, or $0.32 per share, for the quarter. This was primarily driven by costs related to PG&E Corporation’s and Pacific Gas and Electric Company’s (Utility) reorganization cases under Chapter 11 of the U.S. Bankruptcy Code (Chapter 11).

PG&E continues to make substantial progress in those cases and remains on track for Bankruptcy Court confirmation of its Plan of Reorganization (“Plan”) by June 30, 2020, allowing the company to participate in California's new go-forward wildfire fund.

PG&E has previously reached settlements with all major groups of wildfire victims to be implemented pursuant to its Plan, valued at approximately $25.5 billion at plan value. Voting by eligible parties is now underway, and ballot counting is expected to be complete by the third week of May.

“We have developed a Plan of Reorganization that has the support of a broad coalition of stakeholders, including the Governor’s Office. Our Plan compensates wildfire victims fairly, resolves our liabilities, assumes the collective bargaining agreements with our labor unions and is energy-bill-neutral for our customers. It will protect our clean energy commitments and set us up to emerge from Chapter 11 as a stronger and more sustainable utility,” said Bill Johnson, CEO and President of PG&E Corporation.

Johnson previously announced his decision to retire from the company effective June 30, 2020. PG&E Corporation has named William “Bill” Smith as Interim CEO. Smith, who joined the Boards of Directors of PG&E Corporation and the Utility (the “Boards”) in 2019, will serve in this role from the time of Johnson’s departure through the appointment of a new CEO.

“I am quite proud of what PG&E and our 23,000 employees have achieved in the past year,” Johnson said. “We are close to emerging from bankruptcy. We’ve stabilized our operations, made significant structural and governance improvements across the business, and continued

our work to reduce the risk of wildfire in our communities. I look forward to working with Bill Smith on an orderly transition in the near term. I have every confidence that PG&E will succeed and fulfill its mission to our customers for years to come."

Chapter 11 Progress

In March, PG&E agreed to a series of commitments recommended by Governor Newsom's office and California Public Utilities Commission (CPUC) President Batjer regarding its governance, operations, and financial structure—all designed to further prioritize safety and expedite the company's successful emergence from Chapter 11. The full list of recommendations is available here <http://www.pgecorp.com/news/press_releases/Release_Archive2020/200320press_release.shtml>.

In other developments:

•The Utility received a proposed decision from the CPUC in its Plan of Reorganization OII, which affirms that the company’s Plan of Reorganization is compliant with Assembly Bill 1054, and supports a waiver of the regulatory capital structure.
•PG&E Corporation and Pacific Gas and Electric Company have sent voting materials to approximately 250,000 parties entitled to vote on the Plan of Reorganization. Completed ballots must be received by May 15, 2020 to be counted.
•The Utility resolved the criminal investigation in Butte County, by entering into a plea agreement, under which the Utility will plead guilty to 84 counts of involuntary manslaughter and one count of unlawfully starting a fire stemming from the 2018 Camp Fire, as well as pay $4 million in associated fines and expenses.

Board Change Process

As previously disclosed, in connection with the Chapter 11 proceedings and the CPUC’s regulatory process, PG&E Corporation and the Utility committed to a substantial change in the makeup of the Boards related to their emergence from Chapter 11. PG&E Corporation has determined that three of its current Directors will continue to serve on the Boards after emerging from Chapter 11. They include:

•Cheryl F. Campbell (60), who brings 35 years of energy experience in midstream, interstate pipelines and utilities. Campbell has served in a number of senior leadership roles overseeing operations and safety for energy companies including Xcel Energy, Inc., West Gas Interstate, and Coastal Corporation (El Paso Corporation).

•William “Bill” L. Smith (62), who will serve as interim CEO, brings to his new role a career of significant operational and transformation experience in large and heavily regulated, consumer-facing organizations. He will take over the role after current President and CEO Bill Johnson retires on June 30, 2020. Smith is the retired President of AT&T Technology Operations at AT&T Services, Inc. and brings over 35 years of experience in the telecommunications industry including overseeing operations, planning, engineering, construction, maintenance and a field workforce of more than 100,000 employees.

•John M. Woolard (54), the Chief Executive Officer of Meridian Energy, an energy consulting and asset acquisition company, and a Senior Operating Partner at San

Francisco-based Activate Capital. Woolard brings more than 20 years of experience as an executive in the energy technology sector, including as the former President and Chief Executive Officer of BrightSource Energy and the Chief Executive Officer of Silicon Energy Corp.

Additionally, Andrew M. Vesey will remain Utility CEO and a Director on the Utility Board. The remaining Directors will step down from the Boards in connection with the emergence of PG&E Corporation and the Utility from Chapter 11. Current Utility Board Chair and member of the Boards, Jeffrey L. Bleich, notified PG&E Corporation and the Utility of his decision to resign from the Boards, effective May 1, 2020, to assume his new role as Chief Legal Officer at Cruise.

Wildfire Mitigation Update

To help combat the growing threat of wildfires, PG&E is executing its 2020 Wildfire Mitigation Plan to help further reduce the potential for wildfires associated with its electrical equipment in high fire-threat areas. The 2020 Wildfire Mitigation Plan, which PG&E has submitted to the CPUC, builds off the significant work that was completed by the company in 2019.

Enhanced safety investments and actions the company is taking this year include:

•Agreed to additional external and independent oversight of our electric operations and wildfire mitigation work in addition to the ongoing oversight of the CPUC and the Federal Monitor;
•Engaged a world-class, third party data and process integration firm to assist the company with data analytics to speed the PSPS decision-making process, analyze and integrate additional sources of information related to wildfire risk mitigation; and
•Secured 460 mega-watts of temporary generation to deploy the world’s largest mobile micro-grid so that Public Safety Power Shutoffs are smaller in scope and shorter in duration.

These enhancements build off the continuation of an unprecedented level of wildfire mitigations, including:

•Pruning or removing more than 1 million trees to keep them away from power lines;
•Implementing additional enhanced inspections of electric infrastructure in high fire-risk areas beyond the visual and aerial inspections completed in 2019 of nearly 50,000 transmission structures, nearly 700,000 distribution poles and 222 substations in high fire-risk areas;
•Conducting more than 240 miles of system hardening with stronger and more resilient poles, covered power lines and targeted undergrounding;
•Deploying real-time monitoring and situational awareness tools to better understand how severe weather can impact PG&E's electric system, including adding approximately 400 more advanced weather stations (for a total of more than 1,000) and 200 more high-definition cameras (for a total of more than 300) in high-fire threat areas;
•Continuing to coordinate prevention and response efforts by monitoring wildfire risks in real time from the Wildfire Safety Operations Center; and
•Donating nearly $5 million to the U.S. Forest Service, Pacific Southwest Region to fund fuel reduction projects and purchase equipment to be used in six national forests.

Business Update

More general information on PG&E Corporation and its progress toward emerging from Chapter 11, including key components of the company's operational, financial, regulatory, and ESG commitments, is now available on the Investor Relations website under the “PG&E Progress” tab.

COVID-19 Considerations

PG&E is taking steps to protect the health and safety of its customers and employees in response to the COVID-19 pandemic.

PG&E understands that many customers are facing severe economic challenges because of this crisis. In consideration, the company is offering flexible payment plans, waiving security deposits, and suspending service disconnections for non-payment.

Under the California-wide shelter-at-home mandate, PG&E is continuing to focus on critical and essential work—including the elements of its Wildfire Mitigation Plan designed to reduce the risk of catastrophic wildfire and minimize Public Safety Power Shutoff impacts.

PG&E does not anticipate disruption to power supply and delivery due to COVID-19. PG&E has filed a notice with the CPUC that it is recording costs associated with COVID-19 in a memorandum account and may seek recovery at a future date.

Non-GAAP Core Earnings

PG&E Corporation’s non-GAAP core earnings, which exclude non-core items, were $576 million, or $0.89 per share, in the first quarter of 2020, compared with $546 million, or $1.04 per share, during the same period in 2019.

The decrease in quarter-over-quarter non-GAAP core earnings per share was primarily driven by an increase in shares outstanding from the dilutive impact of the equity backstop agreement and interest on pre-petition payables and short-term debt, partially offset by the timing of nuclear refueling outages, growth in rate base earnings, and energy savings awards.

Beginning with the quarter and full year periods ended December 31, 2019, PG&E Corporation and the Utility changed the name of their principal non-GAAP earnings metric from "non-GAAP earnings from operations" to "non-GAAP core earnings" in order to align more closely with the terminology used by their industry peers. As a result, PG&E Corporation and the Utility currently refer to adjustments as "non-core items" rather than "items impacting comparability." PG&E Corporation uses “non-GAAP core earnings,” which is a non-GAAP financial measure, in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of non-core items. See the accompanying tables for a reconciliation of non-GAAP core earnings to consolidated earnings (loss) attributable to common shareholders.

2020 Guidance

PG&E Corporation is not providing guidance for 2020 GAAP earnings or non-GAAP core earnings. However, the company is providing factors affecting 2020 non-GAAP core earnings and guidance for non-core items.

These include a range of drivers causing a variance in earnings below authorized, including net below the line and spend above authorized of $150 million to $200 million after tax and unrecovered interest expense of $100 million to $150 million after tax. PG&E Corporation is providing 2020 non-core items guidance of approximately $2.1 billion to $2.3 billion after-tax for bankruptcy and legal costs, wildfire insurance fund contributions, investigation remedies and delayed cost recovery, and the 2011 GT&S capital audit.

Both the drivers and non-core items guidance are based on various assumptions and forecasts related to future expenses and certain other factors.

Supplemental Financial Information

In addition to the financial information accompanying this release, presentation slides have been furnished to the Securities and Exchange Commission (SEC) and are available on PG&E Corporation’s website at: http://investor.pgecorp.com/financials/quarterly-earnings-reports/default.aspx.

Public Dissemination of Certain Information

PG&E Corporation and the Utility routinely provide links to the Utility’s principal regulatory proceedings with the CPUC and the Federal Energy Regulatory Commission (FERC) at http://investor.pgecorp.com, under the “Regulatory Filings” tab, so that such filings are available to investors upon filing with the relevant agency. PG&E Corporation and the Utility also routinely post, or provide direct links to, presentations, documents, and other information that may be of interest to investors at http://investor.pgecorp.com, under the "PG&E Progress," “Chapter 11,” “Wildfire Updates” and “News & Events: Events & Presentations” tabs, respectively, in order to publicly disseminate such information. It is possible that any of these filings or information included therein could be deemed to be material information.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. Each of PG&E Corporation and the Utility is a separate entity, with distinct creditors and claimants, and is subject to separate laws, rules and regulations. For more information, visit http://www.pgecorp.com. In this press release, they are together referred to as “PG&E.”

Forward-Looking Statements

This press release contains forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E Corporation and the Utility, as well as forecasts and estimates regarding timing of PG&E Corporation’s and the Utility’s emergence from Chapter 11, the Utility’s participation in the statewide wildfire fund created by AB 1054, factors affecting PG&E Corporation’s 2020 non-GAAP core earnings, and PG&E Corporation’s 2020 non-core items guidance. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in PG&E Corporation’s and the Utility’s annual report on Form 10-K for the year ended December 31, 2019, and other reports filed with the SEC, which are available on PG&E Corporation’s website at www.pgecorp.com and on the SEC website at www.sec.gov. Additional factors include, but are not limited to, those associated with the Chapter 11 cases of PG&E Corporation and the Utility that commenced on January 29, 2019. PG&E Corporation and the Utility undertake no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise, except to the extent required by law.

PG&E CORPORATION
(DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	Three Months Ended March 31,		Three Months Ended March 31,
(in millions, except per share amounts)	2020	2019	2020	2019
Operating Revenues
Electric	$3,040	$2,792	$3,040	$2,792
Natural gas	1,266	1,219	1,266	1,219
Total operating revenues	4,306	4,011	12,386	4,011
Operating Expenses
Cost of electricity	545	599	545	599
Cost of natural gas	284	339	284	339
Operating and maintenance	1,967	2,087	1,967	2,087
Wildfire-related claims, net of insurance recoveries	—	—	—	—
Depreciation, amortization, and decommissioning	855	797	855	797
Total operating expenses	3,651	3,822	18,137	3,822
Operating Income	655	189	655	189
Interest income	16	22	16	22
Interest expense	(254)	(103)	(254)	(103)
Other income, net	97	71	97	71
Reorganization items, net	(176)	(127)	(176)	(127)
Income Before Income Taxes	338	52	(5,961)	52
Income tax benefit	(36)	(84)	(36)	(84)
Net Income	374	136	(4,029)	136
Preferred stock dividend requirement of subsidiary	3	—	—	—
Income Available for Common Shareholders	$371	$136	$(4,039)	$136
Weighted Average Common Shares Outstanding, Basic	529	526	529	526
Weighted Average Common Shares Outstanding, Diluted	648	527	648	527
Net Income Per Common Share, Basic	$0.70	$0.25	$0.70	$0.25
Net Income Per Common Share, Diluted	$0.57	$0.25	$0.57	$0.25

Reconciliation of PG&E Corporation’s Consolidated Earnings (Loss) Attributable to Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”) to Non-GAAP Core Earnings
First Quarter, 2020 vs. 2019
(in millions, except per share amounts)

	Three Months Ended March 31,
	Earnings		Earnings per Common Share (Diluted)
(in millions, except per share amounts)	2020	2019	2020	2019
PG&E Corporation's Earnings on a GAAP basis	$371	$136	$0.57	$0.25
Non-core items: (1)
Bankruptcy and legal costs (2)	177	97	0.27	0.18
Investigation remedies and delayed cost recovery (3)	28	—	0.04	—
Wildfire-related costs (4)	—	163	—	0.31
Electric asset inspections (5)	—	151	—	0.29
PG&E Corporation’s Non-GAAP Core Earnings (6)	$576	$546	$0.89	$1.04

(1) “Non-core Items” include items that management does not consider representative of ongoing earnings and affect comparability of financial results between periods, consisting of the items listed in the table above. See Exhibit G: Use of Non-GAAP Financial Measures.

All amounts presented in the table above are tax adjusted at PG&E Corporation’s statutory tax rate of 27.98% for 2019 and 2020, except for certain bankruptcy and legal costs, which are not tax deductible. Amounts may not sum due to rounding.

(2) PG&E Corporation and the Utility recorded costs of $219 million (before the tax impact of $42 million) during the three months ended March 31, 2020 associated with bankruptcy and legal costs. This includes legal and other costs of $168 million (before the tax impact of $28 million) during the three months ended March 31, 2020 ($69 million of legal and other costs during the three months ended March 31, 2020 are not tax deductible). The Utility incurred $51 billion (before the tax impact of $14 million) during the three months ended March 31, 2020 related to exit financing costs.

(in millions, pre-tax)	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Legal and other costs	$168	$24
Exit financing	51	—
2019 DIP financing costs	—	114
2019 Interest income	—	(11)
Bankruptcy and legal costs	$219	$127

(3) PG&E Corporation and the Utility recorded costs of $39 million (before the tax impact of $11 million) during the three months ended March 31, 2020 associated with investigation remedies and delayed cost recovery. This includes $16 million (before the tax impact of $4 million) during the three months ended March 31, 2020 related to the proposed wildfire Order Instituting Investigation ("OII") settlement. The Utility incurred restoration and rebuild costs of $13 million (before the tax impact of $4 million) during the three months ended March 31, 2020 associated with the town of Paradise (2018 Camp Fire). The Utility also recorded costs of $9 million (before the tax impact of $3 million) during the three months ended March 31, 2020 for system enhancements related to the Locate and Mark OII.

(in millions, pre-tax)	Three Months Ended March 31, 2020
Proposed wildfire OII disallowance and system enhancements	$16
Paradise restoration and rebuild	13
Locate and mark system enhancements	9
Investigation remedies and delayed cost recovery	$39

(4) The Utility incurred $226 million (before the tax impact of $63 million) during the three months ended March 31, 2019 associated with wildfire-related costs. This includes $179 million (before the tax impact of $50 million) during the three months ended March 31, 2019 for clean-up and repair costs related to the 2018 Camp fire. The Utility also incurred legal and other costs of $47 million (before the tax impact of $13 million) related to the 2018 Camp fire and 2017 Northern California wildfires.

(in millions, pre-tax)	Three Months Ended March 31, 2019
Utility clean-up and repair	$179
Legal and other costs	47
Wildfire-related costs	$226

(5) The Utility incurred costs of $210 million (before the tax impact of $59 million) during the three months ended March 31, 2019 for incremental operating expenses related to enhanced and accelerated inspection and repairs of electric transmission and distribution assets.

(6) “Non-GAAP core earnings” is a non-GAAP financial measure. See Exhibit G: Use of Non-GAAP Financial Measures.

Use of Non-GAAP Financial Measures PG&E Corporation and Pacific Gas and Electric Company

PG&E Corporation discloses historical financial results and provides guidance based on “non-GAAP core earnings” and “non-GAAP core EPS” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of non-core items.

Beginning with the quarter and full year periods ended December 31, 2019, PG&E Corporation and the Utility changed the name of their principal non-GAAP earnings metric from "non-GAAP earnings from operations" to "non-GAAP core earnings" in order to align more closely with the terminology used by their industry peers. Likewise, PG&E Corporation and the Utility will now refer to adjustments as "non-core items" rather than "items impacting comparability."

“Non-GAAP core earnings” is a non-GAAP financial measure and is calculated as income available for common shareholders less non-core items. “Non-core items” include items that management does not consider representative of ongoing earnings and affect comparability of financial results between periods, consisting of the items listed in "Reconciliation of PG&E Corporation’s Consolidated Earnings (Loss) Attributable to Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”) to Non-GAAP Earnings from Operations." “Non-GAAP core EPS” also referred to as “non-GAAP core earnings per share” is a non-GAAP financial measure and is calculated as non-GAAP core earnings divided by common shares outstanding (diluted). PG&E Corporation uses non-GAAP core earnings and non-GAAP core EPS to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short- and long-term operating planning, and employee incentive compensation. PG&E Corporation believes that non-GAAP core earnings and non-GAAP core EPS provide additional insight into the underlying trends of the business, allowing for a better comparison against historical results and expectations for future performance.

Non-GAAP core earnings and non-GAAP core EPS are not substitutes or alternatives for GAAP measures such as consolidated income available for common shareholders and may not be comparable to similarly titled measures used by other companies.